Exhibit 99.1

Dynex Capital Appoints Douglas Neal to its Board of Directors
GLEN ALLEN, Va.--Dynex Capital, Inc. (NYSE: DX) (“Dynex” or the “Company”), a real estate investment trust focused on generating attractive risk-adjusted returns from high-quality mortgage assets, today announced that Douglas Neal has been appointed as an independent director to its Board of Directors (the “Board”), effective June 15, 2026.
“We are pleased to welcome Doug to the Board as an independent director,” said Byron Boston and Smriti Popenoe, Co-Chief Executive Officers of Dynex. “Doug brings a strong track record of partnering with companies through periods of growth and expansion, along with significant investment banking and financial services experience. His leadership background, including prior public company board service, and his familiarity with the mortgage REIT sector will be valuable as we continue to scale the business and focus on delivering long-term value for shareholders.”
“I am excited to join the Dynex Board at an important time for the Company,” said Mr. Neal. “Dynex has built a strong foundation under Byron and Smriti’s leadership, and I look forward to working with the Board and management team as the Company continues to build on its performance and thoughtfully grow the platform to deliver for shareholders.”
Mr. Neal is an experienced executive, investor, advisor, and independent director with a long track record of supporting companies through growth, capital formation, and strategic transformation. He currently manages real estate investments and advises early-stage property technology companies. Earlier in his career, Mr. Neal spent more than 20 years in investment banking, including as a Senior Managing Director at BofA Merrill Lynch, where he was a founding member of the firm’s Real Estate Banking Group and advised on more than $50 billion of mergers and acquisitions, public offerings, and capital raising transactions.
Mr. Neal has significant public company board and governance experience, including serving as a chairman and independent director across various real estate, real estate technology and investment-focused organizations. He currently serves as an independent board member of Burroughs & Chapin Company, Inc., a privately owned real estate company, and as Chairperson of The Boost Pad, a nonprofit focused on expanding access to entrepreneurship.
Mr. Neal has been appointed to serve on the Board’s Audit Committee and Compensation Committee and is expected to stand for re-election at the Company’s 2027 Annual Meeting of Shareholders.
About Dynex Capital

Dynex Capital, Inc. (NYSE: DX) is a leading internally managed REIT with a long track record of delivering attractive dividends through the disciplined risk management of investments in high‑quality mortgage assets backed by U.S. residential and commercial real estate. For more information on Dynex, please visit our website at www.dynexcapital.com or connect with us on LinkedIn.

Investor Relations Contact
Email: askdx@dynexcapital.com
Phone Number: 804-217-5897